EXHIBIT 23

KB HOME AND CONSOLIDATED SUBSIDIARIES

CONSENT OF INDEPENDENT AUDITORS

To the Board of Directors and

Stockholders of KB Home

      We consent to the incorporation by reference in the Registration Statements on Form S-8 pertaining to the 1986 Stock Option Plan (No. 33-11692), the 1988 Employee Stock Plan (No. 33-28624 and No. 333-49311), the 1998 Stock Incentive Plan, the Performance-Based Incentive Plan for Senior Management and the resale of certain shares by officers of the Company (No. 333-49309), the 401(k) Savings Plan (No. 333-49307), and the Registration Statements on Form S-3 (No. 333-14977, No. 333-41549, No. 333-51825, No. 333-51825-01 and No. 333-71630), as amended, of KB Home of our report dated December 17, 2003, with respect to the consolidated financial statements of KB Home included in the Annual Report (Form 10-K) for the year ended November 30, 2003.

/s/ ERNST & YOUNG LLP

Los Angeles, California

February 26, 2004